Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), entered into this 17th day of May, 2000, by and among TEKINSIGHT.COM, INC., a Delaware corporation ("Tek"), having its principal offices at 5 Hanover Square, New York, NY 10004, BIG TECH ACQUISITION CORP., a Delaware corporation ("Mergerco"), having its principal offices c/o TekInsight.Com, Inc., 5 Hanover Square, New York, NY 10004; BIG TECHNOLOGIES, INC., a Delaware corporation with its principal office at 236 Huntington Avenue, #215, Boston, MA 02115 (the "Company"); and Kyle M. Tager, having an address at 128 Exeter Street, #311, Boston, MA 02116 ("Tager") and Andrew L. Lee, having an address at 305 W. 86th Street, Apt. 2A, New York, NY 10025 ("Lee", with each of Tager and Lee being referred to as a "Stockholder" and collectively as the "Stockholders").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the Stockholders are the record and beneficial owners of 100% of the issued and outstanding shares of the common stock of the Company, $1.00 par value ("the Big Common Stock") and there are (a) no outstanding options and warrants to purchase Common Stock, (b) no convertible notes, convertible debentures, shares of convertible preferred stock or other securities convertible into shares of Big Common Stock, and (c) no other rights and privileges to receive or acquire shares of Big Common Stock (collectively, the "Fully Diluted Equity");

         WHEREAS, Mergerco is a direct wholly-owned subsidiary of Tek, which has been formed for the purpose of effecting the Merger (as defined below) of the Company with and into Mergerco, with Mergerco being the Surviving Corporation (as defined below) of the Merger, and thereby enabling Tek to acquire all of the shares of capital stock of the Company as shall represent the Fully Diluted Equity of the Company at the effective date of the Merger (hereinafter referred to as the "Stock") pursuant to this Agreement as hereinafter provided for; and

         WHEREAS, the Stockholders, the Board of Directors of each of (i) the Company, (ii) Mergerco and (iii) Tek, with Tek being the sole stockholder of Mergerco, have all authorized and approved the Merger and the consummation of the other transactions contemplated by this Agreement, all on the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows:

1.       THE MERGER.

         1.1. The Merger. At the time of the Closing on the Closing Date (as such terms are hereinafter defined) and in accordance with the provisions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DGCL"), the Company shall be merged with and into Mergerco (the "Merger") in accordance with the terms and conditions of this Agreement and a certificate of merger to be filed with the Secretary of State of the State of Delaware in substantially the form of Exhibit A annexed hereto (the "Certificate of Merger"), with Mergerco as the surviving corporation of such Merger (Mergerco hereinafter being

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sometimes referred to as the "Surviving Corporation"). Thereupon, the separate existence of the Company shall cease, and Mergerco, as the Surviving Corporation, shall continue its corporate existence under the DGCL under the name "Big Technologies, Inc.".

         1.2. Effectiveness of the Merger. As soon as practicable upon or after the satisfaction or waiver of the conditions precedent set forth in Sections 6 and 7 below, Mergerco and the Company will execute the Certificate of Merger (subject to such revisions as to form (but not substance) as may be required by the relevant provisions of the DGCL), and shall file or cause to be filed such Certificate of Merger with the Secretary of State of the State of Delaware; and the Merger shall become effective as of the date of the filing of such Certificate of Merger, which shall occur on the "Closing Date" (as hereinafter defined), and the Closing shall be deemed to occur as of such Closing Date in accordance with Section 8 hereof.

         1.3. Effect of the Merger. Upon the effectiveness of the Merger: (a) the Surviving Corporation shall own and possess all assets and property of every kind and description, and every interest therein, wherever located, and all rights, privileges, immunities, powers, franchises and authority of a public as well as of a private nature, of each of Mergerco and the Company (the "Constituent Corporations"), and all obligations owed to, belonging to or due to each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation pursuant to the DGCL, without further act or deed, and (b) the Surviving Corporation shall be liable for all claims, liabilities and obligations of each of the Constituent Corporations, all of which shall become and remain the obligations of the Surviving Corporation pursuant to the DGCL, without further act or deed.

         1.4. Surviving Corporation. Upon the effectiveness of the Merger, the Certificate of Incorporation, By-Laws, directors and officers of the Surviving Corporation shall be those of Mergerco as in effect immediately prior to the effectiveness of the Merger, except that the Certificate of Incorporation shall be amended to change the name of the Surviving Corporation to "Big Technologies, Inc."

         1.5. Status and Conversion of Securities. At the Closing Date and upon the effectiveness of the Merger:

         (a) Mergerco Stock. Each share of capital stock of the Company outstanding immediately prior to the effectiveness of the Merger, representing the Fully Diluted Equity of the Company, shall be canceled and extinguished and automatically converted into the right to receive that number of shares of common stock of Tek, par value $.0001 per share ("Tek Common Stock"), found by
(i) dividing (A) $1,050,000 by (B) the Market Average Price of a share of Tek Common Stock (such number of shares of Tek Common Stock being the "Share Merger Closing Consideration") and (ii) dividing that number by the number of shares of the Company's Stock outstanding as of the Closing Date of the Merger. The "Market Average Price" of each share of Tek Common Stock shall be equal to the average closing price for one share of Tek Common Stock, as reported by The Nasdaq SmallCap Market, for the five (5) consecutive trading days ending on the trading day that immediately precedes the Closing Date of the Merger. Each Stockholder shall receive his pro rata portion of the Share Closing Merger Consideration, which shall equal that number of shares of Tek Common Stock set forth opposite his name on Schedule 1.5 attached hereto. In the event that the above calculation would produce


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a fraction of a share of Tek Common Stock as part of the Merger Closing
Consideration, such number of shares of Tek Common Stock shall be rounded up to the nearest whole number of shares of Tek Common Stock.

         (b) Cash Merger Consideration. Each Stockholder shall receive his pro rata share of $150,000 in cash, which amount shall be set forth opposite his name on Schedule 1.5 to be paid by certified check (the "Cash Merger Closing Consideration", and, together with the Share Merger Closing Consideration, the "Merger Closing Consideration").

         (c) The Merger Closing Consideration shall be paid and delivered to the holders of the outstanding Stock upon:

                  (A) surrender to the Surviving Corporation of the certificates representing such shares of outstanding Stock (all of which shall be delivered free and clear of any and all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except any restrictions which may be created by operation of state or federal securities laws) at the time and place of the Closing as provided in Section 8 below; and

                  (B) delivery to the Surviving Corporation and Tek by the subject holder of Stock of an appropriate letter confirming
                  (w) such holder's ownership of his or her Stock free and clear as aforesaid (which representation and warranty shall survive the Closing), (x) such information regarding such Stockholder and his background and financial status as may reasonably be requested by Tek, (y) such Stockholder's investment intent with respect to the Tek Common Stock being received by such Stockholder pursuant to Section 1.5 hereof and (z) such other representations with respect to the Stockholder's status and the transfer restrictions applicable to such Tek Common Stock under Rule 144 and 145 as promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

         1.6. Earn-Out. In the event that Mergerco achieves those earnings targets set forth on Schedule 1.6 attached hereto (the "Milestones"), each Stockholder shall receive his pro rata share of the Earn-Out Merger Consideration. The Earn-Out Merger Consideration shall equal the number of shares of Tek Common Stock equal to (A) $650,000 divided by (B) the Market Average Price of a share of Tek Common Stock. The Earn-Out Merger Consideration shall be distributed to the Stockholders in three equal installments, each distribution to be made within 15 days after the close of each full fiscal quarter of Mergerco following the Closing Date commencing with the fiscal quarter ending on September 30, 2000, upon the achievement of each Milestone, with achievement of the Milestones being determined on a cumulative basis. For example, if a Milestone is not met for one fiscal quarter or for two fiscal quarters successively, and as a result no Earn-Out Merger Consideration is paid for such fiscal quarter or quarters, but the Milestones, on a cumulative basis, are subsequently met in a succeeding fiscal quarter, then the Stockholders shall be entitled to the Earn-Out Consideration payable for the fiscal quarters for which the cumulative Milestones have been met.


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


         1.7. Liquidation of Shares. During the period from the Closing Date of the Merger through November 30, 2000, Tek has the right (the "Liquidation Right"), on written notice to the Shareholders, to repurchase, pro rata from each Shareholder, up to that aggregate number of the shares of Tek Common Stock delivered to the Shareholders as the Share Merger Closing Consideration equal to $100,000 divided by the Market Average Price. However, if Tek has not exercised its Liquidation Right in full by close of business on November 30, 2000, then that portion of the Liquidation Right remaining unexercised shall immediately vest in the Shareholders, and each Shareholder may, on written notice to Tek no later than December 31, 2000, require Tek to repurchase from him that number of shares which were not purchased by Tek upon its prior exercise of its Liquidation Right equal to his pro rata share of $100,000 divided by the Market Average Price which were not purchased by Tek in its prior exercise of the Liquidation Right. Any fractional share amounts to be purchased shall be rounded up to the nearest whole number of shares.

         1.8. Books and Records. On the Closing Date, the Company shall deliver to Tek all of the stock books, records and minute books of the Company, all financial and accounting books and records of the Company, and all referral, client, customer and sales records of the Company.

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.


         The Company and each Stockholder severally (and not on behalf of the other Stockholder) hereby represents and warrants to Mergerco and Tek as follows:

         2.1. Ownership of the Stock.

         (a) The number of shares of outstanding Stock, the record owners thereof, and the record addresses and social security number or tax identification number of each of the Stockholders, are as set forth on Schedule
2.4 annexed hereto. Each Stockholder is the legal and beneficial owner of his shares of the Stock, free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except any restrictions which may be created by operation of state or federal securities laws.

         (b) Schedule 2.4 accurately sets forth the number of shares of Stock owned of record and beneficially by each Stockholder, and all of the Stock of each Stockholder has been duly authorized and validly issued, and is fully paid and non-assessable.

         2.2. Valid and Binding Agreement.

         (a) The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company have been duly and validly authorized by the Board of Directors of the Company and the unanimous vote of the stockholders of the Company. The Company has the full legal right, power and authority to execute and deliver this Agreement and, upon obtaining necessary approval of the stockholders of the Company, will have the full power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable

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

against the Company and the Stockholders in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

         (b) Each Stockholder has the full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and, when executed and delivered by each Stockholder who is to become a party thereto, the Employment Agreement, the Non-Competition Agreement (if applicable to a Stockholder), the Subscription Agreement, and the Stockholder Agreement (as such terms are hereinafter defined), constitutes and will constitute the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

         2.3. Organization, Good Standing and Qualification.

         (a) The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all necessary corporate power and authority to carry on its business and to own, lease and operate its properties; and (iii) is not required, by the nature of its properties or business, to be qualified to do business as a foreign corporation in any other foreign jurisdiction in which the failure to be so qualified would have a material adverse effect on the Company or its business or financial condition.

         (b) The Company has no subsidiary corporations.

         (c) True and complete copies of the Articles of Incorporation and By-Laws of the Company (including all amendments thereto), and a correct and complete list of the officers and directors of the Company, are annexed hereto as Schedule 2.3.

         2.4. Capital Structure; Stock Ownership.

         (a) The authorized and outstanding shares of capital stock of the Company, and the record owners of such shares of capital stock, and all outstanding options, warrants and other securities convertible, exchangeable or exercisable for shares of capital stock of the Company are as set forth on
Schedule 2.4 annexed hereto. Other than as set forth on Schedule 2.4, no other shares of capital

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

stock of the Company are issued or outstanding.

         (b) Except as set forth in Schedule 2.4 annexed hereto (all of which agreements and commitments will be terminated and canceled as of the Closing Date, without any payment by the Company), there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or calls, demands or commitments: (i) obligating the Company to issue, transfer or purchase any shares of its capital stock, or (ii) obligating the Stockholders to transfer any shares of the Stock owned by such Stockholder. Other than in respect of the stock purchase rights described in Schedule 2.4 (all of which shall be terminated and canceled as of the Closing Date, without any payment by the Company), no shares of capital stock of the Company are reserved for issuance pursuant to stock options, warrants, agreements or other rights to purchase capital stock.

         2.5. Investments. Except as set forth on Schedule 2.5, the Company does not own, directly or indirectly, any stock or other equity securities of any corporation or entity, or have any direct or indirect equity or ownership interest in any person, firm, partnership, corporation, venture or business other than the business conducted by the Company.

         2.6. Financial Information.

         (a) The Company has furnished to Tek the unaudited financial information of the Company as kept by it on its accounting systems (i) for the fiscal year ended December 31, 1999, (the "1999 Financial Information"); and
(ii) as at March 31, 2000 (the "March 2000 Financial Information"). Such 1999 Financial Information and March 2000 Financial Information are herein collectively referred to as the "Financial Information".

         (b) Except as provided in Schedule 2.6(b), the Financial Information is complete and correct in all material respects and present fairly the financial position of the Company as of the dates thereof and for the periods reflected therein.

         (c) Except as expressly set forth in the Financial Information and/or in the Schedules to this Agreement, to the best knowledge of the Company and the Stockholders, there are, as at the date hereof, no liabilities or obligations (including, without limitation, any tax liabilities or accruals) of the Company, including any contingent liabilities, that are, in the aggregate, material.

         (d) The Company has furnished to Tek: (i) a list of any leasehold or other contractual obligations of the Company to the Stockholders and/or any of their respective Affiliates on the date hereof; (ii) a list of all obligations of the Company guaranteed by the Stockholders and/or any of their respective Affiliates on the date hereof, and the terms of such guarantees; (iii) a list reflecting the nature and amount of all obligations owed to the Company on the date hereof by the Stockholders and/or any of their respective Affiliates; and
(iv) a list reflecting the nature and amount of all obligations owed by the Company on the date hereof to the Stockholders and/or any of their respective Affiliates. Wherever used in this Agreement, the term "Affiliate" means, as respects any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

         2.7. Certain Adverse Changes. The Company and the Stockholders acknowledge that, since December 31, 1999, there have not been any material or adverse changes in the financial condition, operations or business of the Company from that shown in the Financial Information. Except as and to the extent described in Schedule 2.7 annexed hereto (which Schedule may make reference to any other Schedule hereto or to any other document(s) referred to in this Agreement which has heretofore been delivered to Mergerco), since December 31, 1999, the business of the Company has continued to be operated only in the ordinary course, and there has not been:


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

         (a) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, operations, assets, properties, financial condition or prospects of the Company; or

         (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to the Stock, any other payment of any kind by the Company to any of its stockholders or any of their respective Affiliates, any forgiveness of any debt or obligation owed to the Company by any of its stockholders or any of their respective Affiliates, or any direct or indirect redemption, purchase or other acquisition by the Company of any capital stock of the Company.

         2.8. Tax Returns and Tax Audits.

         (a) Except as and to the extent disclosed in Schedule 2.8 annexed hereto: (i) on the date hereof and on the Closing Date, all federal, state and local tax returns and tax reports required to be filed by the Company on or before the date of this Agreement or the Closing Date, as the case may be, have been and will have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed;
(ii) all federal, state and local income, franchise, sales, use, property, excise and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to the Company as of the date hereof and as of the Closing Date have been and will have been fully paid, and appropriate accruals shall have been made on the Company's books for taxes not yet due and payable; (iii) as of the Closing Date, all taxes and other assessments and levies which the Company is required by law to withhold or to collect on or before the Closing Date will have been duly withheld and collected, and will have been paid over to the proper governmental authorities to the extent due and payable on or before the Closing Date; and
(iv) there are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of the Company. At and after the Closing Date, the Company will have no liability for any federal, state or local income tax with respect to any taxable period ending on or before the Closing Date, except as and to the extent disclosed in Schedule 2.8.

         (b) There are no audits pending with respect to any federal, state or local tax returns of the Company, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of the Company.

         2.9. Personal Property; Liens. Except as provided in Schedule 2.9 annexed hereto, the Company has and owns good and marketable title to all of its tangible and intangible personal property, including therein all software, software developments and related technology, free and clear of all liens, pledges, claims, security interests and encumbrances whatsoever. All material items of machinery, equipment, vehicles and other personal property owned or leased by the Company are listed in Schedule 2.9 annexed hereto, and, except as and to the extent disclosed in Schedule 2.9, all of such personal property are in good operating condition and repair (reasonable wear and tear excepted) and are adequate for their use in the Company's business as presently conducted.

         2.10. Real Property.

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


         (a) The Company neither owns nor has any interest of any kind (whether ownership, lease or otherwise) in any real property except to the extent of the Company's leasehold interests under the leases for its business premises, true and complete copies of which leases (including all amendments thereto) are annexed hereto as Schedule 2.10 (the "Leases").

         (b) The Company is presently in compliance with all of its obligations under the Leases, and the premises leased thereunder are in good condition (reasonable wear and tear excepted) and are adequate for the operation of the Company's business as presently conducted.

         2.11. Insurance Policies; Bank Accounts. Schedule 2.11 annexed hereto contains (i) a true and correct schedule of all insurance policies held by the Company concerning its business and properties (including but not limited to professional liability insurance), and (ii) a complete list of all bank accounts and safe deposit boxes maintained by or on behalf of the Company, with indication of all persons having signatory, access or other authority with respect thereto.

         2.12. Permits and Licenses. The Company possesses all permits, licenses and/or franchises, from whatever governmental authorities or agencies (domestic and/or foreign) requiring the same and having jurisdiction over the Company, which are necessary in order to operate its business in the manner presently conducted, all of which permits, licenses and/or franchises are valid, current and in full force and effect; and none of such permits, licenses or franchises will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the Merger and the change of ownership of the Company pursuant to this Agreement.

         2.13. Contracts and Commitments.


         (a) Schedule 2.13 annexed hereto lists all material contracts, leases, commitments, technology agreements, software development agreements, web design agreements, hosting agreements, software or technology licenses, consulting agreements, employment agreements and employment offer letters, indentures and other agreements to which the Company is a party (collectively, "Material Contracts"), except that Schedule 2.13 need not list any such agreement that is listed on any other Schedule hereto, or was entered into in the ordinary course of the business of the Company and that, in any case: (i) is for the purchase of supplies or other inventory items in the ordinary course of business; (ii) is related to the purchase or lease of any capital asset involving aggregate payments of less than $5,000 per annum; or (iii) may be terminated without penalty, premium or liability by the Company on not more than thirty (30) days' prior written notice; provided, however, that Schedule 2.13 shall list all technology agreements, software or development agreements, web design agreements, hosting agreements, and software or technology licenses involving the Company or any Affiliate, regardless of the duration thereof or the amount of payments called for or required thereunder.

         (b) Except as set forth in Schedule 2.13: (i) all Material Contracts are in full force and effect; (ii) the Company is in compliance with all of its obligations under the Material Contracts, and has not received any written notice that any Material Contract is in

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

breach or default or is now subject to any condition or event which has occurred and which, after notice or lapse of time or both, would constitute a default by any party under any such contract, lease, agreement or commitment; and (iii) none of the Material Contracts will be voided, revoked or terminated, or become voidable, revocable or terminable, upon and by reason of the Merger and the change of ownership of the Company pursuant to this Agreement;

         (c) There is no outstanding power of attorney granted by the Company to any person, firm or corporation for any purpose whatsoever.

         2.14. Customers and Suppliers. None of the Company or any Stockholder has any knowledge of, nor has received any written notice of, any existing, announced or anticipated changes in the policies of any material clients, customers or suppliers of the Company which will materially adversely affect the business presently being conducted by the Company.

         2.15. Labor, Benefit and Employment Agreements.

         (a) Except as set forth in Schedule 2.15. annexed hereto, the Company is not a party to (i) any collective bargaining agreement or other labor agreement, or (ii) any agreement with respect to the employment or compensation of employee(s). No union is now certified or, to the best of the knowledge of the Company and the Stockholders, claims to be certified as a collective bargaining agent to represent any employees of the Company, and there are no labor disputes existing or, to the best of the knowledge of the Company and the Stockholders, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of the Company.

         (b) Except as set forth on Schedule 2.15, there are no unfair labor practice charges or petitions for election pending or being litigated before the National Labor Relations Board or any other federal or state labor commission relating to any employees of the Company. The Company has not received any written notice of any actual or alleged violation of any law, regulation, order or contract term affecting the collective bargaining rights of employees, equal opportunities in employment, or employee health, safety, welfare, or wages and hours.

         (c) The Company has never at any time been required to make contributions to any "multiemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

         (d) Except as disclosed on Schedule 2.15, the Company does not maintain or have any liabilities or obligations of any kind with respect to, any bonus, deferred compensation, pension, profit sharing, retirement or other such benefit plan, and does not have any potential or contingent liability in respect of any actions or transactions relating to any such plan other than to make contributions thereto if, as and when due in respect of periods subsequent to the date hereof.

         (e) Except for the group insurance programs listed in Schedule 2.15, the Company does not maintain any medical, health, life or other employee benefit insurance programs or any welfare plans (within the meaning of Section 3(1) of ERISA) for the benefit of

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any current or former employees, and, except as required by law, the Company has no liability, fixed or contingent, for health or medical benefits to any former employee.

         2.16. No Breach of Statute, Decree or Other Instrument.

         (a) Except as set forth in Schedule 2.16 annexed hereto: (i) neither the execution and delivery of this Agreement by the Company and/or the Stockholders, nor the performance of or compliance with the terms and provisions of this Agreement on the part of the Company and/or the Stockholders, will violate or conflict with any term of the Articles of Incorporation or By-Laws of the Company or any statute, law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) of any governmental authority which is in effect and affects the existing business of the Company, or will at the Closing Date conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any judgment, order, award, injunction, decree, contract, lease, agreement, indenture or other instrument to which the Company or the Stockholders is a party or by which the Company or the Stockholders is bound; (ii) no consent, authorization, order or approval of or filing with any governmental authority or agency, or any third party, will be required on the part of the Company or the Stockholders in connection with the consummation of the Merger and the other transactions contemplated hereby; and (iii) the Company will not be required, whether by law, regulation or administrative practice, to reapply for or refile to obtain any of the licenses, permits or other authorizations presently held by the Company and required for the operation of its business as conducted on the date hereof.

         (b) In connection with and as respects the Merger, the Company and each Stockholder has waived any and all rights which he may have (by way of right of first refusal, right of first offer, or otherwise) to purchase any of the Stock by reason of the proposed disposition thereof by any Stockholder pursuant to the Merger.

         2.17. Compliance with Laws.

         (a) Except as set forth on Schedule 2.17, to the best knowledge of the Company and the Stockholders, the Company has not, at any time since the inception of the Company, (i) handled, stored, generated, processed or disposed of any hazardous substances in violation of any federal, state or local environmental laws or regulations, (ii) otherwise committed any material violation of any federal, state or local environmental laws or regulations (including, without limitation, the provisions of the Environmental Protection Act and other applicable environmental statutes and regulations) or any material violation of the Occupational Safety and Health Act, or (iii) been in material violation of any requirements of its insurance carriers from time to time.

         (b) Except as set forth on Schedule 2.17 annexed hereto, neither the Company nor any of its current officers has received any written notice of default or violation, nor, to the best knowledge of the Company and the Stockholders, is the Company in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Company's business, affairs, properties or assets. Neither the Company nor any of its current officers has received written notice of, been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of the Company's business, affairs, properties or assets, which violation would have a material adverse effect on the Company, its business or any material portion of its assets.

         (c) Schedule 2.17 sets forth the date(s) of the last known audits or inspections (if any) of the Company conducted by or on behalf of the Environmental Protection Agency, the Occupational Safety and Health Administration, and any other governmental and/or quasi-governmental agency (federal, state and/or local).

         2.18. Litigation. Except as disclosed in Schedule 2.18 annexed hereto, there is no suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation (including, without limitation, any claim alleging the invalidity, infringement or interference of any patent, patent application, or rights thereunder owned or licensed by the Company) pending, or to the best knowledge of the Company and the Stockholders, threatened, by or against the Company or any of its assets or properties.

         2.19. Patents, Licenses and Trademarks. Schedule 2.19 annexed hereto correctly sets forth a list and brief description of the nature and ownership of: (a) all patents, patent applications, copyright registrations and applications, registered trade names, and trademark registrations and applications, both domestic and foreign, which are presently owned, filed or held by the Company and/or any of its directors, officers, stockholders, employees, or independent contractors and which in any way relate to or are used in the business of the Company; (b) all licenses, both domestic and foreign, which are owned or controlled by the Company and/or any of its directors, officers, stockholders, employees, or independent contractors and which in any way relate to or are used in the business of the Company; and (c) all franchises, licenses and/or similar arrangements granted to the Company by others and/or to others by the Company. None of the patents, patent applications, copyright registrations or applications, registered trade names, trademark registrations or applications, franchises, licenses or other arrangements set forth or required to be set forth in Schedule 2.19 is subject to any pending challenge, or threatened challenge known to the Company or the Stockholders.

         2.20. Transactions with Affiliates. Except as disclosed on Schedule 2.20, no material asset employed in the business of the Company is owned by, leased from or leased to any of the Stockholders of the Company, any of their respective Affiliates, members of their families or any partnership, corporation or trust for their benefit, or any other officer, director, employee, or independent contractors of the Company or any Affiliate of the Company.

         2.21. Schedules Incorporated by Reference. The making of any recitation in any Schedule hereto shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement, as, to the extent, and subject to the qualifications and limitations, set forth in such corresponding Section(s).

         2.22. Disclosure and Duty of Inquiry. Neither Tek nor Mergerco is or will be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by the Company and the Stockholders in this Agreement.

         2.23. Ownership of Tek Common Stock or Other Securities. None of (i) the Company, (ii) any Stockholder, (iii) the Stockholders taken together, or
(iv) the Company and the Stockholders, taken together, either individually or in the aggregate own of record or beneficially (as determined in accordance with the definitions provided under Regulation 13d-3 promulgated under the Exchange
Act) five (5%) percent or more of the outstanding Tek Common Stock (the "Percentage") on the date hereof, and such ownership by any of such persons and groups will not equal or exceed the Percentage on the Closing Date.

         3. REPRESENTATIONS AND WARRANTIES OF MERGERCO AND TEK.

         Mergerco and Tek hereby jointly and severally represent and warrant to the Company and the Stockholders, as follows:

         3.1. Organization, Good Standing and Qualification. (a) Each of Mergerco and Tek is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

         (b) True and complete copies of the Articles of Incorporation and By-Laws of Mergerco (including all amendments thereto), and a correct and complete list of the officers and directors of Mergerco to hold office immediately following completion of the transactions contemplated hereby, are annexed hereto as Schedule 3.1.

         3.2. Authorization of Agreement. The execution, delivery and performance of this Agreement, the Employment Agreement, the Non-Competition Agreement (with any Stockholder signatory thereto), and the Stockholder Agreement, and the consummation of the Merger and the other transactions contemplated hereby by Mergerco and Tek, have been duly and validly authorized by the Board of Directors and (as legally required under the DGCL) the sole stockholder of Mergerco, and by the Boards of Directors of Mergerco and Tek; and Mergerco and Tek have the full legal right, power and authority to execute and deliver this Agreement, the Employment Agreement, the Non-Competition Agreement and the Stockholder Agreement, and to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. No further corporate authorization is necessary on the part of Mergerco or Tek to consummate the transactions contemplated hereby and thereby.

         3.3. Valid and Binding Agreement. This Agreement, the Employment Agreement, the Non-Competition Agreement, the Lee Non-Competition Agreement and the Stockholder Agreement constitutes the legal, valid and binding obligation of Mergerco and/or Tek (if a signatory), enforceable against Mergerco and Tek in accordance with its terms, and each of this Agreement, the Employment Agreement, the Non-Competition Agreement (with any Stockholder signatory thereto) and the Stockholder Agreement, constitutes and will constitute the legal, valid and binding obligations of the Surviving Corporation and Tek (as the case may be), enforceable against the Surviving Corporation and Tek in accordance with their respective terms, except, in each case, to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

         3.4. No Breach of Statute or Contract. Neither the execution and delivery of this Agreement by Mergerco or Tek, nor compliance with the terms and provisions of this Agreement on the part of Mergerco or Tek, will: (a) violate any statute, law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) of any governmental authority which is in effect and which affects Mergerco or Tek; (b) require the issuance of any authorization, order, consent or approval of or filing with any governmental authority or agency, or any third party; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which Mergerco or Tek is a party, or by which Mergerco or Tek is bound, or constitute a default thereunder.

         3.5. Capitalization of Tek.

         Tek is (i) authorized to issue 100,000,000 shares of Tek Common Stock, $.0001 par value per share and 10,000,000 shares of Preferred Stock (the "Preferred Stock"); (ii) 15,913,529 shares of Tek Common Stock were issued and outstanding at March 31, 2000.

         3.6. Tek Common Stock. When issued and delivered pursuant to Section
1.5 above as Merger Closing Consideration, all of the Tek Common Stock so issued shall have been duly authorized and validly issued, and shall be fully paid and non-assessable, and shall be free of any pre-emptive rights or other limitations.

         3.7. Investment. Tek will be acquiring ownership of the outstanding capital stock of the Company for its own account, for investment purposes only, and not with a view to the resale or distribution thereof.

         3.8. Business of Mergerco. Mergerco has been formed solely for the purposes of consummating the transactions contemplated by this Merger Agreement, has not conducted and will not conduct any independent business operations until the Closing Date of the Merger, and at the Closing Date will have no liabilities (or obligations to assume any liabilities), except those acquired from the Company.

         3.9. Disclosure and Duty of Inquiry. The Company and the Stockholders are not and will not be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by Mergerco and Tek in this Agreement.

         3.10. Due Diligence by Tek and/or Mergerco. Tek and Mergerco (i) have had reasonable access to the Company's Financial Information, the books and records available at the Company's offices or as provided by the Company in response to specific requests of the Stockholders; (ii) the Company permitted Tek and Mergerco to make such reasonable inspections thereof as they requested; and (iii) the Stockholders furnished Tek and Mergerco with such financial, operating data and other information with respect to the Company as requested by Tek and/or Mergerco.

         3.11. Disclosure Documents. Tek has delivered to the Company and the Stockholders its Annual Report on Form 10-K for the year ended June 30, 1999, and all other reports filed by Tek with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since June 30, 1999 (including the Tek Reports on Form 10-Q and Form 8-K), all of which reports are in proper form and are in compliance with Commission rules and regulations, and none of which contain material misstatements of material facts or omit such information as would be necessary to make the information contained therein not materially misleading (except as otherwise corrected by a subsequent filing delivered to the Company and the Stockholders). As of their respective dates, the financial statements of Tek included in such reports (the "Tek Financial Statements") complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission and NASDAQ with respect thereto, and were, when filed, in accordance with the books and records of Tek, complete and accurate in all material respects, and presented fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Tek and its subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

         3.12. Certain Adverse Changes. Tek acknowledges that, since March 31, 2000, there have not been any material or adverse changes in the financial condition, operations or business of Tek from that shown in the Tek Financial Statements. Except as and to the extent described in Schedule 3.12 annexed hereto, since March 31, 2000, the business of Tek has continued to be operated only in the ordinary course, and there has not been any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, operations, assets, properties, financial condition or prospects of Tek.

         3.13. Tax Returns and Tax Audits.

         (a) Except as and to the extent disclosed in Schedule 3.13 annexed hereto: (i) on the date hereof and on the Closing Date, all federal, state and local tax returns and tax reports required to be filed by Tek on or before the date of this Agreement or the Closing Date, as the case may be, have been and will have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed; (ii) all federal, state and local income, franchise, sales, use, property, excise and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to Tek as of the date hereof and as of the Closing Date have been and will have been fully paid, and appropriate accruals shall have been made on the Tek's books for taxes not yet due and payable; (iii) as of the Closing Date, all taxes and other assessments and levies which Tek is required by law to withhold or to collect on or before the Closing Date will have been duly withheld and collected, and will have been paid over to the proper governmental authorities to the extent due and payable on or before the Closing Date; and (iv) there are no outstanding or pending material claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of Tek. At and after the Closing Date,

Tek will have no material liability for any federal, state or local income tax with respect to any taxable period ending on or before the Closing Date, except as and to the extent disclosed in Schedule 3.13.

         (b) There are no audits pending with respect to any federal, state or local tax returns of Tek, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of Tek.

         3.14. Permits and Licenses. Tek possesses all permits, licenses and/or franchises, from whatever governmental authorities or agencies (domestic and/or foreign) requiring the same and having jurisdiction over Tek, which are necessary in order to operate its business in the manner presently conducted, all of which permits, licenses and/or franchises are valid, current and in full force and effect; and none of such permits, licenses or franchises will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the Merger.

         3.15. Labor, Benefit and Employment Agreements.

         (a) Except as set forth in Schedule 3.15 annexed hereto, Tek is not a party to (i) any collective bargaining agreement or other labor agreement, or
(ii) any agreement with respect to the employment or compensation of employee(s). No union is now certified or, to the best of the knowledge of Tek, claims to be certified as a collective bargaining agent to represent any employees of Tek or the Company, and there are no labor disputes existing or, to the best of the knowledge of Tek, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of Tek.

         (b) Except as set forth on Schedule 3.15, there are no unfair labor practice charges or petitions for election pending or being litigated before the National Labor Relations Board or any other federal or state labor commission relating to any employees of Tek. Tek has not received any written notice of any actual or alleged violation of any law, regulation, order or contract term affecting the collective bargaining rights of employees, equal opportunities in employment, or employee health, safety, welfare, or wages and hours.

         (c) Tek has never at any time been required to make contributions to any "multiemployer plan" (as defined in Section 3(37) of ERISA.

         (d) Except as disclosed on Schedule 3.15, Tek does not maintain or have any liabilities or obligations of any kind with respect to, any bonus, deferred compensation, pension, profit sharing, retirement or other such benefit plan, and does not have any potential or contingent liability in respect of any actions or transactions relating to any such plan other than to make contributions thereto if, as and when due in respect of periods subsequent to the date hereof.

         (e) Except for the group insurance programs listed in Schedule 3.15, Tek does not maintain any medical, health, life or other employee benefit insurance programs or any welfare plans (within the meaning of Section 3(1) of ERISA) for the benefit of any current or former employees, and, except as required by law, Tek has no liability, fixed or contingent, for health or medical benefits to any former employee.

         3.16. No Breach of Statute, Decree or Other Instrument. Except as set forth in Schedule 3.16 annexed hereto: (i) neither the execution and delivery of this Agreement by Tek, nor the performance of or compliance with the terms and provisions of this Agreement on the part of Tek, will violate or conflict with any term of the Articles of Incorporation or By-Laws of Tek or any statute, law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) of any governmental authority which is in effect and affects the existing business of Tek, or will at the Closing Date conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any judgment, order, award, injunction, decree, contract, lease, agreement, indenture or other instrument to which Tek is a party or by which Tek is bound; (ii) no consent, authorization, order or approval of or filing with any governmental authority or agency (other than filings under federal and state securities laws), or any third party, will be required on the part Tek in connection with the consummation of the Merger and the other transactions contemplated hereby; and (iii) Tek will not be required, whether by law, regulation or administrative practice, to reapply for or refile to obtain any of the licenses, permits or other authorizations presently held by Tek and required for the operation of its business as conducted on the date hereof in connection with the consummation of the Merger and the other transactions contemplated hereby.

         3.17. Compliance with Laws.

         (a) Except as set forth on Schedule 3.17, to the best knowledge of Tek, it has not, at any time since its inception, (i) handled, stored, generated, processed or disposed of any hazardous substances in violation of any federal, state or local environmental laws or regulations, (ii) otherwise committed any material violation of any federal, state or local environmental laws or regulations (including, without limitation, the provisions of the Environmental Protection Act and other applicable environmental statutes and regulations) or any material violation of the Occupational Safety and Health Act, or (iii) been in material violation of any requirements of its insurance carriers from time to time.

         (b) Except as set forth on Schedule 3.17 annexed hereto, neither Tek nor any of its current officers has received any written notice of default or violation, nor, to the best knowledge of Tek, is it in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of Tek's business, affairs, properties or assets. Neither Tek nor any of its current officers has received written notice of, been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of Tek's business, affairs, properties or assets, which violation would have a material adverse effect on Tek, its business or any material portion of its assets.

Schedule 3.17 sets forth the date(s) of the last known audits or inspections (if any) of Tek conducted by or on behalf of the Environmental Protection Agency, the Occupational Safety and Health Administration, and any other governmental and/or quasi-governmental agency (federal, state and/or local).

         3.18. Litigation. Except as disclosed in Schedule 3.18 annexed hereto, there is no suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation (including, without limitation, any claim alleging the invalidity, infringement or interference of any patent, patent application, or rights thereunder owned or licensed by Tek) pending, or to the best knowledge of Tek, threatened, by or against it or any of its assets or properties.

         3.19. Schedules Incorporated by Reference. The making of any recitation in any Schedule hereto shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement, as, to the extent, and subject to the qualifications and limitations, set forth in such corresponding Section(s).

         4. THE COMPANY'S OBLIGATIONS BEFORE THE CLOSING DATE.


         The Company covenants and agrees that, from the date hereof until the Closing Date:

         4.1. Access to Information. The Company shall permit Tek and its counsel, accountants and other representatives, upon reasonable advance notice to the Company, during normal business hours and without undue disruption of the business of the Company, to have reasonable access to all properties, books, accounts, records, contracts, documents and information relating to the Company. Tek and its representatives shall also be permitted to consult freely with the Company's counsel concerning the business of the Company.

         4.2. Maintenance of Insurance. The Company shall continue to carry its existing insurance, to the extent obtainable upon reasonable terms.

         4.3. Corporate Matters. The Company shall not, without the prior written consent of Tek:

         (a) amend its Articles of Incorporation or By-Laws;

         (b) issue any shares of the Company's capital stock;

         (c) issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of the Company's capital stock might be directly or indirectly issued;

         (d) amend, cancel or modify any existing Material Contract or enter into any new agreement, commitment or transaction, whether or not such revision is material;

         (e) pay, grant or authorize any salary increases or bonuses or enter into any employment, consulting or management agreements;

         (f) modify any agreement other than a Material Contract to which the Company is a party or by which it may be bound, or modify any payment terms with any creditor, other than in the ordinary course of business; provided, that no modifications, whether or not in the ordinary course of business, shall be made to any Material Contract;

         (g) make any change in the Company's management personnel;

         (h) except pursuant to commitments in effect on the date hereof (to the extent disclosed in this Agreement or in any Schedule hereto), make any capital expenditure(s) or commitment(s), whether by means of purchase, lease or otherwise, or any operating lease commitment(s), in excess of $5,000 in the aggregate;

         (i) sell, assign or dispose of any capital asset(s) with a net book value in excess of $5,000 as to any one item;

         (j) change its method of collection of accounts or notes receivable, accelerate or slow its payment of accounts payable, or prepay any of its obligations or liabilities, other than prepayments to take advantage of trade discounts not otherwise inconsistent with or in excess of historical prepayment practices;

         (k) declare, pay, set aside or make any dividend(s) or other distribution(s) of cash or other property, or redeem any outstanding shares of the Company's capital stock;

         (l) incur any liability or indebtedness in excess of $5,000 as to any one item or $25,000 in the aggregate;

         (m) voluntarily subject any of the assets or properties of the Company to any further liens or encumbrances;

         (n) forgive any liability or indebtedness owed to the Company by any of its stockholders or any of their respective Affiliates; or

         (o) agree to do, or take any action in furtherance of, any of the foregoing.

         5. ADDITIONAL AGREEMENTS OF THE PARTIES.


         5.1. Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon Mergerco or Tek under applicable state or federal securities or antitrust laws, as to which the Company shall be given reasonable advance notice, it is expressly understood and agreed by Mergerco and Tek that
(i) this Agreement, the Schedules hereto, and the conversations, negotiations and transactions relating hereto and/or contemplated hereby, and (ii) all financial information, business records and other non-public information concerning the Company which Mergerco, Tek or their representatives have received or may hereafter receive, shall be maintained in the strictest confidence by Mergerco, Tek and their representatives, and shall not be disclosed to any person that is not associated or affiliated with Mergerco or Tek and involved in the transactions contemplated hereby or used for any purpose other than the transaction contemplated hereby, without the prior written approval of the Company. The parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of the Company. In the event that the transactions contemplated hereby shall not be consummated for any reason, Mergerco and Tek covenant and agree that neither they nor their representatives shall retain any computer files and other electronic media, documents, lists or other writings of the Company which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of Mergerco, Tek or their representatives, shall be returned to the Company).

         5.2. No Solicitation. (a) From and after the date of this Agreement until the earlier of the effective time of the Merger or termination of this Agreement pursuant to Section 9 hereof, the Company and the Stockholders shall not, and the Company will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates (including any subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage, negotiate or accept the making, submission or announcement of, any Acquisition Proposal (as defined below) by any person, entity or group (other than Tek and its Affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company to, or afford any access to the properties, books or records of the Company to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Tek and its Affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any director or officer of the Company, or by any employee, representative, investment banker, agent or affiliate of the Company having direct or indirect authority from the Company or any director or officer of the Company, shall be deemed to constitute a breach of this Section 5.2(a) by the Company. For the purposes of this Agreement, an "Acquisition Proposal" with respect to an entity means any proposal, inquiry or offer relating to or which the entity has reason to believe relates to (i) any merger, consolidation, combination, sale, dividend or other disposition of substantial assets or properties or similar transactions or series of transactions involving the entity or any subsidiaries of the entity, or (ii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. As of the date hereof, the Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties with respect to any Acquisition Proposal. The Company will (i) notify Tek as promptly as practicable if it receives any proposal or inquiry or request for the Company in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable deliver to Tek a copy of such proposal, inquiry or request if it is in written form, as well as the identity of the third party submitting such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.2, from and after the date of this Agreement, until the Termination Date, the Company and the Stockholders will not, and the Company will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates (including any subsidiaries) not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Tek).

         (b) Notwithstanding the foregoing provisions of paragraph (a), the Company's Board of Directors, prior to the Closing Date, after consultation with outside legal counsel, shall be free to take any action or authorize the taking of any action with respect to unsolicited inquiries, proposals or offers received by the Company after the date hereof with respect to an unsolicited bona fide Acquisition Proposal, which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would be reasonably likely to result in a transaction financially more favorable than the Merger to the Stockholders including, without limitation, responding thereto and providing information to third parties in connection therewith, as may be required in the exercise of their fiduciary duties under applicable law to the Company or the Stockholders.

         (c) From and after the date of this Agreement until the earlier of the effective time of the Merger or termination of this Agreement pursuant to
Section 9 hereof, Tek shall not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates (including any subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage, negotiate or accept the making, submission or announcement of, any Acquisition Proposal by any person, entity or group (other than the Company, the Stockholders and their Affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Tek to, or afford any access to the properties, books or records of Tek to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than the Company and the Stockholders and their Affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Tek's acquisition of an entity that conducts a business that is similar, in every material way, to the business conducted by the Company on the date of this Agreement (a "Tek Acquisition Proposal"). Without limiting the generality of the foregoing, Tek acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any director or officer of TEK, or by any employee, representative, investment banker, agent or affiliate of TEK having direct or indirect authority from the Company or any director or officer of TEK, shall be deemed to constitute a breach of this Section 5.2(c) by Tek. As of the date hereof, Tek will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties with respect to any Tek Acquisition Proposal. TEK will (i) notify the Company as promptly as practicable if it receives any proposal or inquiry or request for the Company in connection with a Tek Acquisition Proposal or potential Tek Acquisition Proposal and (ii) as promptly as practicable deliver to the Company a copy of such proposal, inquiry or request if it is in written form, as well as the identity of the third party submitting such Tek Acquisition Proposal. In addition, subject to the other provisions of this Section 5.2(c), from and after the date of this Agreement, until the Termination Date, Tek will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates (including any subsidiaries) not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any such Tek Acquisition Proposal made by any person, entity or group (other than the Company).

         5.3. Non-Competition, Confidentiality and Assignment of Inventions Agreement;; and Employment Agreement. (a) On the Closing Date, each key employee or independent contractor to the Company who is to be employed or engaged by Mergerco and/or Tek upon completion of the Merger who are listed on Schedule 5.3 shall execute and deliver to Tek and the Surviving Corporation a non-competition, confidentiality and assignment of inventions agreement, containing non-competition provisions, in substantially the form of Exhibit B annexed hereto (the "Non-Competition Agreement").

         (b) On the Closing Date, the Surviving Corporation and Tager shall execute and deliver to Tek an employment agreement in substantially the form of Exhibit C annexed hereto (the "Employment Agreement").

         5.4. Public Disclosure. (a) Prior to the Closing Date, the Company and Tek will consult and mutually agree with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq Stock Market.

         (b) The Company will notify Tek, and Tek will notify the Company, before issuing any press release or otherwise making any public statement with respect to an Acquisition Proposal or Tek Acquisition Proposal, respectively.

         5.5. Additional Agreements and Instruments. On or before the Closing Date, the Company, the Stockholders, Mergerco and Tek shall execute, deliver and file the Certificate of Merger and all exhibits, agreements, certificates, instruments and other documents, not inconsistent with the provisions of this Agreement, which, in the opinion of counsel to the parties hereto, shall reasonably be required to be executed, delivered and filed in order to consummate the Merger and the other transactions contemplated by this Agreement and in order that Tek and Mergerco comply with all federal and state securities laws.

         5.6. Non-Interference. Neither Mergerco, Tek, the Company nor the Stockholders shall cause to occur any act, event or condition which would cause any of their respective representations and warranties made in this Agreement to be or become untrue or incorrect in any material respect as of the Closing Date, or would interfere with, frustrate or render unreasonably expensive the satisfaction by the other party or parties of any of the conditions precedent set forth in Sections 6 and 7 below.

         5.7. Corporate Structure of the Surviving Corporation.

         (a) The Surviving Corporation. Under the terms of the Employment Agreement, Tager shall initially be President and Chief Executive Officer of the Surviving Corporation. The full Board of Directors of the Surviving Corporation on the Closing Date shall consist of Alexander Kalpaxis, Arion Kalpaxis and Tager. The Company and Tager shall use all reasonable efforts to ensure that the employees of the Company listed below, which Tek desires the Surviving Corporation to hire or retain upon completion of the Merger (including the filling of those positions specified below for which candidates have not yet been identified), shall become employed or retained by Mergerco on the Closing Date, and in the case of W. Todd Sims, no later than July 30, 2000:

          1.     W. Todd Sims, Chief Operating Officer
          2.     Melissa Fetzer, Senior Vice President - Application Development
          3.     Kris Eielson, Senior Application Developer
          4.     Noelle Canfield, Application Developer
          5.     RFP Respondent, To Be Filled

          6.     Sales Manager, To Be Filled
          7.     Project Manager, To Be Filled

         5.8. Nasdaq Listing. Within the first year after the Closing Date, Tek agrees to authorize for listing on The Nasdaq SmallCap Market, the shares of Tek Common Stock to be issued as Merger Closing Consideration, upon official notice of issuance.

         5.9. Holdings in Mergerco. On the Closing Date, the Stockholders (or their respective designees) shall be issued an aggregate of 3.5% of the common stock of Mergerco to be issued and outstanding as of such date or, if the Stockholders so choose, they shall be granted options exercisable for 3.5% of shares of the common stock of Mergerco issued and outstanding on the Closing Date at an exercise price and on such other terms as shall be mutually agreed to by Tek, Mergerco and the Stockholders. On the Closing Date, the Stockholders shall enter into a stockholders agreement (the "Shareholders Agreement"), with respect to rights and restrictions on transfers of shares of Mergerco common stock following the Closing, in substantially the form of Exhibit D annexed hereto.

         6. CONDITIONS PRECEDENT TO MERGERCO AND TEK'S PERFORMANCES.

         In addition to the fulfillment of the parties' agreements in Section 5 above, the obligations of Mergerco to consummate the Merger and of Mergerco and Tek to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Mergerco and
Tek:

         6.1. Accuracy of Representations and Warranties. All representations and warranties made by the Company and/or the Stockholders in this Agreement, in any Schedule(s) hereto, and/or in any written statement delivered to Mergerco or Tek under this Agreement, shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

         6.2. Performance. The Company and the Stockholders shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date. -

         6.3. Certification. Mergerco and Tek shall have received a certificate, dated the Closing Date, signed by the Stockholders, certifying, in such detail as Mergerco and Tek and their counsel may reasonably request, that the conditions specified in Sections 6.1, 6.2, 6.8, 6.12, and 6.16 above and below have been fulfilled.

         6.4. Resolutions. Mergerco and Tek shall have received certified resolutions of the Board of Directors and the stockholders of the Company in form reasonably satisfactory to counsel for Mergerco and Tek authorizing the Company's execution, delivery and performance of this Agreement and the Merger and all actions to be taken by the Company hereunder, and shall have received certified copies of the Certificate of Incorporation and By-laws of the Company.

         6.5. Termination of Employment Agreements. The Company shall have delivered to Tek and Mergerco evidence, reasonably satisfactory to Tek and Mergerco, of the termination and cancellation of any existing employment agreements between the Company and Tager, and between the Company and any other employees of the Company, as specified by Tek and Mergerco, on or prior to the Closing Date.

         6.6. Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against the Company or pertaining to the transactions contemplated by this Agreement or their consummation, shall have been instituted on or before the Closing Date, which action, suit or proceeding would, if determined adversely, have a material adverse effect on the Company, its business or any material portion of its assets, or impair the ability of any of the Stockholders to deliver in the Merger all of his Stock free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws).

         6.7. Consents. All necessary disclosures to and agreements and consents of any parties to (a) any parties to any Material Contracts and/or any licensing authorities which Tek is a party, and (b) any governmental authorities or agencies to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained in such form as is reasonably satisfactory to counsel to Tek, and true and complete copies thereof delivered to Tek and Mergerco.

         6.8. Settlement of Accounts. All debts, liabilities and other monetary obligations (if any) owed to the Company by any of the Stockholders or other stockholders of the Company and/or any of their respective Affiliates shall have been fully paid to the Company, such that no such debts, liabilities or obligations shall be outstanding on the Closing Date.

         6.9. Condition of Property. Between the date of this Agreement and the Closing Date, assets of the Company having an aggregate fair market value of $10,000 or more shall not have been lost, destroyed or irreparably damaged by fire, flood, explosion, theft or any other cause, if not fully covered by insurance.

         6.10. No Material Adverse Change. On the Closing Date, there shall not have occurred any event or condition (including, without limitation, third party claims) not disclosed on Schedules to this Agreement which, in the reasonable opinion of Tek and its counsel, would materially and adversely affect the value of the technologies, intellectual property, software, rights under Material Contracts, and other assets owned, held or used by the Company.

         6.11. Execution and Delivery of Exhibits. On or before the Closing
Date: (a) the Company shall have executed and delivered to Mergerco the Certificate of Merger, substantially in the form of Exhibit A; (b) all employees of the Company other than Tager being retained after the Closing shall have executed and delivered to all other parties thereto the Non-Competition Agreement (to which it is a party), substantially in the form annexed hereto as Exhibit B; (c) each of the Stockholders shall have executed and delivered to all other parties thereto the Shareholders Agreement, substantially in the form annexed hereto as Exhibit D; (d) each stockholder of the Company receiving any Merger Closing Consideration shall have executed and delivered to all other parties thereto the Subscription Agreement, substantially in the form annexed hereto as Exhibit E; and (e) Tager shall have executed and delivered to Tek and Mergerco the Employment Agreement, substantially in the form annexed hereto as Exhibit C.

         6.12. Stockholder Approval. The stockholders of the Company shall have unanimously approved or ratified this Agreement, the consummation of the Merger and all other transactions contemplated by this Agreement, all in accordance with the applicable provisions of the DGCL and on or prior to the Closing Date.

         6.13. Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Mergerco, Tek and their counsel. The Company shall have submitted to Tek or its representatives for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Company which Tek may have requested in connection with said transactions.

         6.14. Due Diligence. Mergerco and Tek shall be satisfied, in their sole discretion, with the results of their due diligence investigation of the Company and its business including, but not limited to, investigation of its technologies (both proprietary and those licensed from third parties), its existing web design and other services currently marketed, its proposed services and products, and the marketability and size of the markets for all such services and products.

         6.15. Opinion of Counsel. Mergerco and Tek shall receive an opinion of counsel from counsel to the Company and counsel to the Stockholders, which counsel shall be reasonably satisfactory to Mergerco and Tek, substantially in such form as set forth on Exhibit F annexed hereto.

         6.16. Evidence of Compliance with Section 2.23. Each of Mergerco and Tek shall receive evidence satisfactory to it and its counsel that none of (i) the Company, (ii) any individual Stockholder, (iii) the Stockholders taken together, or (iv) the Company and the Stockholders, taken together, either individually or in the aggregate, own of record or beneficially (as determined in accordance with the definitions provided under Regulation 13d-3 promulgated under the Exchange Act) an amount equal to or greater than the Percentage of the outstanding Tek Common Stock on the date of this Agreement and on the Closing Date.

         7. CONDITIONS PRECEDENT TO THE COMPANY AND THE STOCKHOLDERS' PERFORMANCES.

         In addition to the fulfillment of the parties' agreements in Section 5 above, the obligations of the Company to consummate the Merger and of the Stockholders to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Company and the Stockholders:

         7.1. Accuracy of Representations and Warranties. All representations and warranties made by Mergerco and Tek in this Agreement, in any Schedule(s) hereto and/or in any written statement delivered to the Company and/or the Stockholders under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

         7.2. Performance. Mergerco and Tek shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Mergerco and/or TEK on or before the Closing Date.

         7.3. Certification. The Stockholders and the Company shall have received a certificate, dated the Closing Date, signed by Mergerco and Tek, certifying, in such detail as the Stockholders and their counsel may reasonably request, that the conditions specified in Sections 7.1 and 7.2 above have been fulfilled.

         7.4. Resolutions. The Stockholders and the Company shall have received certified resolutions of the Board of Directors and sole stockholder of Mergerco and of the Board of Directors of Tek, in form reasonably satisfactory to counsel for the Stockholders and the Company, authorizing the Merger and Mergerco and Tek's execution, delivery and performance of this Agreement and all actions to be taken by Mergerco and Tek hereunder, and shall have received certified copies of the Certificate of Incorporation, as amended, and By-laws of each of Tek and Mergerco.

         7.5. Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against Tek or Mergerco or pertaining to the transactions contemplated by this Agreement or their consummation, shall have been instituted on or before the Closing Date, which action, suit or proceeding would, if determined adversely, have a material adverse effect on Tek or Mergerco, its or their business or any material portion of its or their assets, or impair the ability of Tek or Mergerco to deliver in the Merger all of the Merger Closing Consideration and the Earn-out Merger Consideration free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws).

         7.6. Consents. All necessary disclosures to and agreements and consents of any parties to any material agreements to which Tek is a party, and any governmental authorities or agencies to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained in such form as is reasonably satisfactory to counsel to the Company and the Stockholders, and true and complete copies thereof delivered to the Company and the Stockholders.

         7.7. No Material Adverse Change. On the Closing Date, there shall not have occurred any event or condition (including, without limitation, third party claims) not disclosed on Schedules to this Agreement which, in the reasonable opinion of the Company, the Stockholders and their counsel, would materially and adversely affect the business of Tek.

         7.8. Execution and Delivery of Exhibits. On or before the Closing Date:
(a) Mergerco shall have executed and delivered to the Company the Certificate of Merger, substantially in the form of Exhibit A; and (b) Tek and/or Mergerco (as applicable) shall have executed and delivered to all other parties thereto the Non-Competition Agreement (to which it is a party), substantially in the form annexed hereto as Exhibit B; the Shareholders Agreement, substantially in the form annexed hereto as Exhibit D; the Subscription Agreement, substantially in the form annexed hereto as Exhibit E; and the Tager Employment Agreement, substantially in the form annexed hereto as Exhibit C.

         7.9. Approvals. The Board of Directors of each of Tek and Mergerco, and Tek as the sole shareholder of Mergerco, shall have unanimously approved or ratified this Agreement, the consummation of the Merger and all other transactions contemplated by this Agreement, all in accordance with the applicable provisions of the DGCL and on or prior to the Closing Date.

         7.10. Delivery of Merger Consideration. Tek and Mergerco shall have delivered to the Stockholders stock certificates evidencing the Tek Common Stock, in amounts representing their allocable shares of the Closing Merger Consideration described in Section 2 of this Agreement.

         7.11. Proceedings and Instruments Satisfactory. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Company, the Stockholders and their counsel.

         7.12. Opinion of Counsel. The Company and the Stockholders shall receive an opinion of counsel from counsel to Mergerco and Tek substantially in such form as set forth on Exhibit G annexed hereto.

         8. CLOSING.

         8.1. Place and Date of Closing. Unless this Agreement shall be terminated pursuant to Section 9 below, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place in New York, New York at the offices of Nixon Peabody, counsel to Mergerco and Tek, located at 437 Madison Avenue, 24th Floor, New York, New York 10022, or such other location as is agreed to between the parties, at 10:00 a.m. local time on a date which shall be not more than five business days following notice by Tek that it is ready to close (the "Closing Date"); provided, that in no event shall such Closing Date, the Closing and consummation of the Merger, occur later than May 17, 2000 (the "Outside Closing Date"), unless approved in writing by the Company, Tek and Mergerco. The effectiveness of the Merger shall occur on the Closing Date simultaneous with the Closing.

         8.2. Actions at Closing. On the Closing Date, simultaneous with the Closing, Mergerco and the Company shall file or cause to be filed the Certificate of Merger with the Secretary of State of the State of Delaware. At such Closing, there shall be made, by all necessary and appropriate persons, all payments and deliveries stated in this Agreement to be made at the Closing and/or on or prior to the Closing Date.

         9. TERMINATION OF AGREEMENT.

         9.1. General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing: (a) by the mutual written consent of the Company, the Stockholders, Mergerco and Tek;
(b) by Mergerco and Tek, on one hand, or by the Company and the Stockholders, on the other hand, if: (i) a material breach shall exist with respect to the written representations and warranties made by the other party or parties, as the case may be, (ii) the other party or parties, as the case may be, shall take any action prohibited by this Agreement, if such actions shall or may have a material adverse effect on the Company and/or the transactions contemplated hereby, (iii) the other party or parties, as the case may be, shall not have furnished, upon reasonable notice therefor, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it or they shall have agreed to furnish, and it is reasonably unlikely that the other party or parties will be able to furnish such item(s) prior to the Outside Closing Date, (iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein or in any Schedule hereto) is reasonably necessary to prevent a default under any outstanding material obligation of Mergerco or Tek, on one hand, and the Stockholders or the Company, on the other hand, and such consent is not obtainable without material cost or penalty (unless the party or parties not seeking to terminate this Agreement agrees or agree to pay such cost or penalty), or (v) if the Market Average Price is less than $3.00 per share on the Closing Date; provided, however, that in the event a party to the Agreement or any of its Affiliates has engaged in short selling of Tek Common Stock, or has engaged in any means of market manipulation with respect to Tek Common Stock, in either case (i) at any time following the date of execution of the Merger Agreement and (ii) with the intent of causing a reduction in the market price of Tek Common Stock, then such short selling or manipulating party forfeits its ability to terminate this Agreement on the grounds that the Merger Average Price is less than $3.00 per share; or (c) by Mergerco and Tek on the one hand, or the Company and all Stockholders, on the other hand, at any time on or after May 17, 2000 (the Outside Closing Date), if the transactions contemplated hereby shall not have been consummated prior thereto, and the party directing termination shall not then be in breach or default of any obligations imposed upon such party by this Agreement.

         9.2. Notice of Termination.

         In the event of termination of this Agreement pursuant to this Section 9, prompt written notice shall be given by the terminating party or parties to the other party or parties.

         9.3. Termination Fees.

         (a) If this Agreement is terminated by Tek because of the taking of action by the Company and the Stockholders prohibited by the terms of Section 5.2(a), with the result that the Company and the Stockholders do not complete the Merger contemplated by this Agreement by the Outside Closing Date, then the Company and the Stockholders shall be obligated to pay to Tek within fifteen
(15) days after the Outside Closing Date liquidated damages of $125,000.

         (b) If this Agreement is terminated by the Company and the Stockholders because of the taking of action by Tek prohibited by the terms of Section 5.2(c), with the result that Tek does not complete the Merger contemplated by this Agreement by the Outside Closing Date, then Tek shall be obligated to pay to the Company within fifteen (15) days after the Outside Closing Date liquidated damages of $125,000.

         10. INDEMNIFICATION.

         10.1. General.

         (a) By the Company and the Stockholders. From and after the Closing Date the Stockholders shall, jointly and severally, defend, indemnify and hold harmless the Surviving Corporation and Tek from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that the Surviving Corporation or Tek (collectively, the "Tek Group") may incur, sustain or suffer ("Tek Group Losses") as a result of any breach of, or failure by the Company or such Stockholder(s) to perform, any of the representations, warranties, covenants or agreements of the Company or Stockholders contained in this Agreement or any Schedule(s) furnished by or on behalf of the Company or Stockholders under this Agreement.

         (b) By the Tek Group. From and after the Closing Date, each member of the Tek Group shall jointly and severally indemnify, defend and hold harmless the Stockholders from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that such person may incur, sustain or suffer ("Stockholder Losses") as a result of (i) any breach of, or failure by Mergerco or Tek to perform, any of the representations, warranties, covenants or agreements of Mergerco or Tek contained in this Agreement or any Schedule(s) furnished by or on behalf of Mergerco or Tek under this Agreement, (ii) a claim of a third-party with respect to the Company regardless of when such Stockholder Loss arose or may arise (including before, on or after the Closing Date) and regardless of by whom or when such Stockholder Losses are asserted, except to the extent, and by the amount, that the Stockholders would have at anytime been obligated to indemnify the Tek Group pursuant to Section 10.1(a) hereof, as a result of the basis of such third-party claim; and (iii) subject to the limitations provided by clause (ii) hereof and of Delaware law, the fact that a Stockholder was a director, officer, agent or employee of the Company, regardless of when such Stockholder Loss arose or arise (including before, on or after the Closing Date) and regardless of by whom such Stockholder Losses are asserted, except to the extent that such Stockholder is found, by a final, non-appealable order of a court of competent jurisdiction , to have acted, or omitted to take action, which act or omission is determined to have constituted actual fraud or gross negligence or other willful misconduct.

         10.2. Limitation on Indemnity.

         (a) Time Limitation on Indemnity for Breach of Representation and Warranty. The Tek Group shall be entitled to indemnification by the Stockholders for Tek Group Losses relating to: (i) breach of any representation or warranty hereunder by the Company and the Stockholders only in respect of claims for which notice of claim shall have been given to the Stockholder on or before the second anniversary of the Closing Date, or (ii) with respect to

Losses relating to a breach of any representations or warranties under Section
2.8 above, the expiration of the final statute of limitations for those tax returns covered by the warranties under Section 2.8 above. The Stockholders shall be entitled to indemnification by the Tek Group for Stockholder Losses relating to breach of any representation or warranty hereunder by Mergerco and Tek or in respect of any claim made under Section 10.1(b)(ii) or (iii), only in respect of claims for which notice of claim shall have been given to the Tek Group on or before the second anniversary of the Closing Date.

         (b) Prejudice of Rights to Defend. No member of the Tek Group or any Stockholder shall be entitled to indemnification in the event that the subject claim for indemnification relates to a third-party claim and the Tek Group or any Stockholder, respectively, delayed giving notice thereof to the indemnifying party to such an extent as to cause material prejudice to the defense of such third-party claim.

         10.3. Claims for Indemnity. Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within thirty (30) days of the indemnified party's first receipt of notice of, or the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by those indemnifying parties obligated to make indemnification hereunder.

         10.4. Right to Defend. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its Affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choosing), at their expense and through a single counsel of their own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim; provided, however, that no obligation, restriction or Tek Group Loss or Stockholder Loss (as applicable) not paid or satisfied entirely by the indemnifying party shall be imposed on the indemnified party without its prior written consent. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, though counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith; if the remedy sought is other than one for solely money damages, the indemnifying party shall not resolve such claim on behalf of itself and the indemnified party over the reasonable objection of the indemnified party.

         10.5. Non-Exclusive Remedy. The indemnifications provided in this Agreement shall not be the sole and exclusive remedy of the parties hereto and in no event shall these indemnification provisions limit any party's remedies for specific performance, injunctive relief or any other equitable remedy otherwise available to such party.

         11. FINDER'S OR BROKER'S FEES.

         Excepting any finder's fees owed to John L. Hawes, Jr. by Kyle M. Tager in connection with the Merger under a Letter of Intent Regarding Finder's Fee, dated as of July 15, 1999, each of Mergerco and Tek (on the one hand) and the Company and the Stockholders (on the other hand) represent and warrant that neither they nor any of their respective Affiliates have dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

         12. FORM OF AGREEMENT.

         12.1. Effect of Headings. The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules.

         12.2. Entire Agreement; Waivers. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement and the Schedules and Exhibits hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         12.3. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.4. Confidentiality. Tek, the Company and each of the Stockholders agree and acknowledge that in connection with Tek's due diligence investigation of the Company, and the further negotiations to be conducted between the parties regarding the terms of the proposed Merger, each of the parties will receive confidential information of the other party. Tek, each of the Stockholders and the Company do hereby agree to maintain, and to cause their representatives to maintain, such information as confidential; and except as may be necessary to protect the legal rights of a party in litigation if the proposed Merger is not consummated, each party shall not divulge the confidential information of the other party. In the event that the Merger is not consummated, each of the parties agrees to return to the other party all confidential information of the other party then in the receiving party's possession. The obligation of confidentiality created herein shall not apply to information which was known to a party prior to its disclosure hereunder, or which is, or falls into the public domain (provided such did not fall into the public domain through the unauthorized acts of a receiving party), or which a party is required to disclose by law.

         13. PARTIES.

         13.1. Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

         13.2. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                  (a)      If to the Company or the Stockholders:

                           Big Technologies, Inc.
                           236 Huntington Avenue, #215
                           Boston, MA  02115
                           Attention: Kyle M. Tager
                           Fax: (415) 740-8558
                           email: kyle@tager.com

                           with a copy sent concurrently to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, New York 10036

                           Attention: Sheldon I. Hirshon, Esq.
                                         Andrew Lee, Esq.
                           Fax: (212) 969-2900
                           email: shirshon@proskauer.com
                                   alee@proskauer.com

                  (b) If to Mergerco, the Surviving Corporation or Tek:

                           TekInsight.Com, Inc.
                           5 Hanover Square

                           New York, NY 10004
                           Attention:  Arion Kalpaxis
                           Fax: (212) 271-8083
                           email: arionkalpaxis@astratek.com

                           with a copy sent concurrently to:

                           Nixon Peabody LLP
                           437 Madison Avenue,
                           New York, New York 10022
                           Attention:  Peter W. Rothberg, Esq.
                           Fax: (212) 940-3111
                           email: prothberg@nixonpeabody.com

or to such other address as any party shall have specified by notice in writing given to all other parties.

         14. MISCELLANEOUS.


         14.1. Amendments and Modifications. No amendment or modification of this Agreement or any Exhibit or Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

         14.2. Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

         14.3. Governing Law; Jurisdiction. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such state.

         14.4. Definition. Whenever in this Agreement the phrase "to the knowledge of" or "to the best knowledge of" is used, such person shall be held to have made such investigation of the facts and circumstances, including but not limited to communications with relevant employees, consultants or other representatives as a reasonable person, given his/her relationship as a stockholder to, or position with, the Company, Mergerco, or Tek, as applicable, would be expected to make in order to be able to make the representations, warranties or other statements made by such persons in this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

                                   TEKINSIGHT.COM, INC.

                                   By:__________________________________________
                                   Name:
                                   Title:


                                   BIG TECH ACQUISITION CORP.

                                   By:__________________________________________
                                   Name:
                                   Title:


                                   BIG TECHNOLOGIES, INC.

                                   By:__________________________________________
                                   Name:
                                   Title:


                                   THE PRINCIPAL STOCKHOLDERS:

                                   _____________________________________________
                                            Kyle M. Tager


                                   _____________________________________________
                                            Andrew L. Lee

                                    EXHIBITS

          A     -      Certificate of Merger

          B     -      Form of Non-Competition Agreement

          C     -      Form of Employment Agreement

          D     -      Form of Stockholder Agreement

          E     -      Form of Subscription Agreement

          F     -      Opinion of Counsel to the Company and the Stockholders

          G     -      Opinion of Counsel to Mergerco and Tek